Exhibit 99.1

Statement of the Independent Directors of Frequency Electronics, Inc.

On September 14, 2020, the independent directors of Frequency Electronics, Inc., a Delaware corporation, issued the following statement in response to the resignation letter of Martin B. Bloch:

The undersigned independent directors of Frequency Electronics, Inc.(the “Company”) strongly disagree with Mr. Bloch’s assertions, which we believe are false, misleading, and defamatory of the Company’s directors and officers. We view Mr. Bloch’s resignation and the related assertions as merely an attempt to further his previously disclosed litigation against the Company and the Board of Directors related to the termination of his employment “for cause.” The undersigned include two directors whose affiliates collectively own approximately 23.4% of the Company’s outstanding shares, a director identified and initially nominated to the Board of Directors by an investor, and a director who has been on the Board of Directors with Mr. Bloch for approximately 16 years. The Board had previously decided not to re-nominate Mr. Bloch to stand for election at the Company’s 2020 annual stockholders meeting scheduled for October 7, 2020.

Russell Sarachek, Non-executive Chairman of the Board

Jonathan Brolin

General Lance Lord, USAF (retired)

Richard Schwartz